AGREEMENT

      AGREEMENT made as of February 15, 1989 between Franklin Government Securities Trust, a Massachusetts Business Trust (hereinafter called the "Fund") and Bank of America NT & SA, a national banking association (hereinafter called the "Custodian").

                                   WITNESSETH:

      WHEREAS, the Fund is registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), as a diversified, open-end management company and desires that its securities and cash shall be held and administered by the Custodian pursuant to the terms of this Agreement; and

      WHEREAS, the Custodian has an aggregate capital, surplus, and undivided profits in excess of Two Million Dollars ($2,000,000), and has its functions and physical facilities supervised by federal authority and is ready and willing to serve pursuant to and subject to the terms of this Agreement:

      NOW, THEREFORE, in consideration of the mutual agreements herein made, the Fund, and Custodian agree as follows:

Sec. 1.    Definitions:

      The word "securities" as used herein includes stocks, shares, bonds, debentures, notes, mortgages and other obligations and any certificates, receipts, warrants or other instruments representing rights-to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein, or in any property or assets.

      The term "proper instructions" shall mean a request or direction by telephone or any other communication device from an authorized Fund designee to be followed by a certification in writing signed in the name of the Fund by any two of the following persons: the Chairman of the Executive Committee, the President, a Vice-President, the Secretary and Treasurer of the Fund, or any other persons duly authorized to sign by the Board of Trustees of the Fund and for whom authorization has been communicated in writing to the Custodian. The term "proper officers" shall mean the officers authorized above to give proper instructions.

Sec. 2.    Names, Titles and Signatures of Authorized Signers:

      An officer of the Fund will certify to Custodian the names and signatures of those persons authorized to sign in accordance with Sec. 1 hereof, and on a timely basis, of any changes which thereafter may occur.

Sec. 3.    Receipt and Disbursement of Money:

      A. Custodian shall open and maintain a separate account or accounts in the name of the Fund, subject only to draft or order by Custodian acting pursuant to the terms of this Agreement, ("Direct Demand Deposit Account"). Custodian shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the accounts of the Fund. This shall include, without limitation, the proceeds from the sale of shares of the capital stock of the Fund which shall be received along with proper instructions from the Fund. All such payments received by Custodian shall be converted to Federal Funds no later than the day after receipt and deposited to such Direct Demand Deposit Account.

      B. Custodian shall make payments of cash to, or for the account of, the Fund from such cash or Direct Demand Deposit Account only (a) for the purchase of securities for the portfolio of the Fund upon the delivery of such securities to Custodian registered in the name of the Custodian or of the nominee or nominees thereof, in the proper form for transfer, (b) for the redemption of shares of the capital stock of the Fund, (c) for the payment of interest, dividends, taxes, management or supervisory fees or any operating expenses (including, without limitations thereto, fees for legal, accounting and auditing services), (d) for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund held by or to be delivered to Custodian; or (e) for other proper corporate purposes. Before making any such payment Custodian shall receive and may rely upon, proper instructions requesting such payment and setting forth the purposes of such payment.

      Custodian is hereby authorized to endorse and collect for the account of the Fund all checks, drafts or other orders for the payment of money received by Custodian for the account of the Fund.

Sec. 4.    Holding of Securities:

      Custodian shall hold all securities received by it for the account of the Fund, pursuant to the provisions hereof, in accordance with the provisions of
Section 17(f) of the Investment Company Act of 1940 and the regulations thereunder. All such securities are to be held or disposed of by the Custodian for, and subject at all times to the proper instructions of, the Fund, pursuant to the terms of this Agreement. The Custodian shall have no power of authority to assign, hypothecate, pledge or otherwise dispose of any such securities and investments, except pursuant to the proper instructions of the Fund and only for the account of the Fund as set forth in Sec. 5 of this Agreement.

               Sec. 5. Transfer, Exchange or Delivery, of Securities:

      Custodian shall have sole power to release or to deliver any securities of the Fund held by it pursuant to this Agreement. Custodian agrees to transfer, exchange, or deliver securities held by it hereunder only (a) for the sales of such securities for the account of the Fund upon receipt by Custodian of payment therefor, (b) when such securities are called, redeemed or retired or otherwise become payable, (c) for examination by any broker selling any such securities in accordance with "street delivery" custom, (d) in exchange for or upon conversion into other securities alone or other securities and cash whether pursuant to any plan or merger, consolidation, reorganization, recapitalization or readjustment, or otherwise, (e) upon conversion of such securities pursuant to their terms into other securities, (f) upon exercise of subscription, purchase or other similar rights represented by such securities, (g) for the purpose of exchanging interim receipts or temporary securities for definitive securities, (h) for the purpose of redeeming in kind shares of capital stock of the Fund upon delivery thereof to Custodian, or (i) for other proper corporate purposes. Any securities or cash receivable in exchange for such deliveries made by Custodian, shall be deliverable to Custodian. Before making any such transfer, exchange or delivery, the Custodian shall receive, and may rely upon, proper instructions authorizing such transfer, exchange or delivery and setting forth the purpose thereof.

Sec. 6.    Other Actions of Custodians:

      (a) The Custodian shall collect, receive and deposit income dividends, interest and other payments or distribution of cash or property of whatever kind with respect to the securities held hereunder; receive and collect securities received as a distribution upon portfolio securities as a result of a stock dividend, share split-up, reorganization, recapitalization, consolidation, merger, readjustment, distribution of rights and other items of like nature, or otherwise, and execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with the collection of coupons upon corporate securities, setting forth in any such certificate or affidavit the name of the Fund as owner of such securities; and do all other things necessary or proper in connection with the collection, receipt and deposit of such income and securities, including without limiting the generality of the foregoing, presenting for payment all coupons and other income items requiring presentation and presenting for payment all securities which may be called, redeemed, retired or otherwise become payable. Amounts to be collected hereunder shall be credited to the account of the Fund according to the following formula:

      (1) Periodic interest payments and final-payments on maturities of Federal instruments such as U.S. Treasury bills, bonds and notes; interest payments and final payments on maturities of other money market instruments including tax-exempt money market instruments payable in federal or depository funds; and payments on final maturities of GNMA instruments, shall be credited to the account of the Fund on payable or maturity date.

      (2) Dividends on equity securities and interest payments, and payments on final maturities of municipal bonds (except called bonds) shall be credited to the account of the Fund on payable or maturity date plus one.

      (3) Payments for the redemption of called bonds, including called municipal bonds shall be credited to the account of the Fund on the payable date except that called municipal bonds paid in other than Federal or depository funds shall be credited on payable date plus one.

      (4) Periodic payments of interest and/or of partial principal on GNMA instruments (other than payments on final maturity) shall be credited to the account of the Fund on payable date plus three.

      (5) Should the Custodian fail to credit the account of the Fund on the date specified in paragraphs (1) - (4) above, the Fund may at its option, require compensation from the Custodian of foregone interest (at the rate of prime plus one) and for damages, if any.

      (b) Payments to be received or to be paid in connection with purchase and sale transactions shall be debited or credited to the account of the Fund on the contract settlement date with the exception of "when-issued" municipal bonds. Payments to be made for purchase by the Fund of when-issued municipal bonds shall be debited to the account of the Fund on actual settlement date.

      (1) In the event a payment is wrongfully debited to the account of the Fund due to an error by the Custodian, the Custodian will promptly credit such amount to the Fund, plus interest (prime plus one) and damages, if any.

      (2) In the event a payment is credited to the account of the Fund and the Custodian is unable to deliver securities being sold due to an error on the part of the Fund, such payment shall be debited to the account of the Fund, and an appropriate charge for costs of the transaction may be sent by the Custodian to the Fund.

Sec. 7. Reports by Custodian:

      Custodian shall each business day furnish the Fund with a statement summarizing all transactions and entries for the account of the Fund for the preceding day. At the end of every month Custodian shall furnish the Fund with a list of the portfolio securities showing the quantity of each issue owned, the cost of each issue and the market value of each issue at the end of each month. Such monthly report shall also contain separate listings of (a) unsettled trades and (b) when-issued securities. Custodian shall furnish such other reports as may be mutually agreed upon from time-to-time.

Sec. 8.    Compensation:

Custodian shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time-to-time be agreed upon in writing between the two parties.

Sec. 9.    Liabilities and Indemnifications:

      (a) Custodian shall not be liable for any action taken in good faith upon any proper instructions herein described or certified copy of any resolution of, the Board of Directors, and may rely on the genuineness of any such document which it may in good faith believe to have been validly executed.

      (b) The Fund agrees to indemnify and hold harmless the Custodian and its nominee from all taxes, charges, expenses, assessments, claims and liabilities (including counsel fees) incurred or assigned against it or its nominee in connection with the performance of this Agreement, except such as may arise from negligent action, negligent failure to act or willful misconduct of Custodian or its nominee.

Sec. 10. Records:

      The Custodian hereby acknowledges that all of the records it shall prepare and maintain pursuant to this Agreement shall be the property of the Fund and, if and to the extent applicable, of the principal underwriter of the shares of the Fund, and that upon proper instructions of the Fund or each principal underwriter, if any, or both, it shall:

      (a) Deliver said records to the Fund, principal underwriter or a successor custodian, as appropriate:

      (b) Provide the auditors of the Fund or principal underwriter or any securities regulatory agency with a copy of such records without charge; and provide the Fund and successor custodian with a reasonable number of reports and copies of such records at a mutually agreed upon charge appropriate to the circumstances.

      (c) Permit any securities regulatory agency to inspect or copy during normal business hours of the. Custodian any such records.

Sec. 11. Appointment of Agents:

      (a) The Custodian shall have the authority, in its discretion, to appoint an agent or agents to do and perform any acts or things for and on behalf of the Custodian, pursuant at all times to its instructions, as the Custodian is permitted to do under this Agreement.

      (b) Any agent or agents appointed to have physical custody of securities held under this Agreement or any part thereof must be: (1) a bank, or banks, as that term is defined in Section 2(a)(5) of the 1940 Act, having an aggregate, surplus and individual profits of not less than $2,000,000 (or such greater sum as may then be required by applicable laws), or (2) a securities depository, (the "Depository") as that term is defined in Rule 17f-4 under the 1940 Act, upon proper instructions from the Fund and subject to any applicable regulations, or (3) the book-entry system of the U.S. Treasury Department and Federal Reserve Board, (the "System") upon proper instructions and subject to any applicable regulations.

      (c) With respect to portfolio securities deposited or held in the System or the Depository, Custodian shall:

     1) hold such securities in a nonproprietary account which shall not include securities owned by Custodian;

      2) on each day on which there is a transfer to or from the Fund in such portfolio securities, send a written confirmation to the Fund;

      3) upon receipt by Custodian, send promptly to Fund (i) a copy of any reports Custodian receives from the System or the Depository concerning internal accounting controls, and (ii) a copy of such reports on Custodian's systems of internal accounting controls as Fund may reasonably request.

      (d) The delegation of any responsibilities or activities by the Custodian to any agent or agents shall not relieve the Custodian from any liability which would exist if there were no such delegation.

Sec. 12.   Assignment and Termination:

      (a) This Agreement may not be assigned by the Fund or the Custodian without written consent of the other party.

      (b) Either the Custodian or the Fund may terminate this Agreement without payment of any penalty-, at any time upon one hundred twenty (120) days written notice thereof delivered by the one to the other, and upon the expiration of said one hundred twenty (120) days, this Agreement shall terminate; provided, however, that this Agreement shall continue thereafter for such period as may be necessary for the complete divestiture of all assets held hereinunder, as next herein provided. In the event of such termination, the Custodian will immediately upon the receipt or transmittal of such notice, as the case may be, commence and prosecute diligently to completion the transfer of all cash and the delivery of all portfolio securities, duly endorsed, to the successor of the Custodian when appointed by the Fund. The Fund shall select such successor custodian within sixty (60) days after the giving of such notice of termination, and the obligation of the Custodian named herein to deliver and transfer over said assets directly to such successor custodian shall commence as soon as such successor is appointed and shall continue until completed, as aforesaid. At any time after termination hereof the Fund may have access to the records of the administration of this custodianship whenever the same may be necessary.

      (c) If, after termination of the services of the Custodian, no successor custodian has been appointed within the period above provided, the Custodian may deliver the cash and securities owned by the Fund to a bank or trust company of its own selection having an aggregate capital, surplus and undivided profits of not less than Two Million Dollars ($2,000,000) (or such greater sum as may then be required by the laws and regulations governing the conduct by the Fund of its business as an investment company) and having its functions and physical facilities supervised by federal or state authority, to be held as the property of the Fund under the terms similar to those on which they were held by the retiring Custodian, whereupon such bank or trust company so selected by the Custodian shall become the successor custodian with the same effect as though selected by the Board of Directors of the Fund.

Sec. 13. California Department of Insurance 7

      Should the California Department of Insurance (the "Department") succeed to control of the Fund's assets in the event of the insolvency of the Fund, the Custodian shall, upon; notice of such succession in writing to the Custodian by the Department, recognize the Department's succession to the Trust's rights and obligations under this Agreement and, accordingly, will cease to accept instructions from all proper officers of the Fund and shall accept instructions hereunder from those persons identified to the custodian in writing by the Department.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

                              Franklin Government Securities Trust

                            By: /s/ Deborah R. Gatzek
                              Deborah R. Gatzek

                              Title: Secretary

                            Bank of America, NT & SA

                              By: /s/ illegible

                              Title: Vice President




Attest: